EXHIBIT 10.24
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT is made on this 24th day of December, 2008, (“Amendment”) by and between Cash America International, Inc., a Texas corporation (“CAI”); Cash America Management L.P., a wholly-owned subsidiary of CAI (“CAM”); and Daniel R. Feehan, an individual whose principal residence is in Fort Worth, Texas (“Executive”).
STATEMENT OF BACKGROUND
A.	CAI and CAM entered into an employment agreement with Executive, dated May 1, 2008 (the “Agreement”).

B	The Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, and legal counsel has recommended two non-material changes to ensure such compliance.

C.	The parties wish to amend the Agreement in the particulars specified herein.
STATEMENT OF AGREEMENT
     In consideration of good and valuable consideration, the sufficiency of which hereby is acknowledged, the parties agree to amend the Agreement effective as of the date of this Amendment as follows:
1. Section 4(e) of the Agreement is hereby amended by deleting said section in its entirety and replacing it with the following:
     (e) Disability. If Executive becomes Disabled (as defined below) before the end of the Term, Cash America will pay Executive an amount equal to Executive’s Annual Base Salary (at the rate of Executive’s Annual Base Salary in effect at the time Executive becomes Disabled and at the frequency and timing applicable from time to time under Cash America’s standard payroll practices and policies for salary payments to senior executive officers who continue in employment) for the period commencing at the time Executive becomes Disabled and ending on the earlier of (i) the 1-year anniversary of such commencement date, or (ii) the date Executive ceases to be Disabled. If Executive does cease to be Disabled and returns to work before the end of the 1-year period commencing at the time Executive becomes Disabled, he shall remain eligible for any amounts payable under Section 5 upon his subsequent termination of employment.

2. Section 12(g) is hereby amended by deleting therefrom the fourth sentence that reads as follows:
Where this Agreement provides for a payment of nonqualified deferred compensation subject to Code Section 409A, the date or event upon which such payment is to be made hereunder will be the Code Section 409A “payment date,” but actual payment will be made no later than the latest date permitted under Code Section 409A (generally, by the later of the end of the calendar year in which the payment date occurs, or the 15th day of the third calendar month after the payment date occurs).
3. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument
4. Except as otherwise amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts on this the 24th day of December, 2008.

EXECUTIVE	CASH AMERICA INTERNATIONAL, INC.

/s/ Daniel R. Feehan	By:	/s/ James H. Graves
Daniel R. Feehan		James H. Graves,
Chairman of the Management Development & Compensation Committee of the Board of Directors

CASH AMERICA MANAGEMENT L.P.

	By:	Cash America Holding, Inc., its general partner

	By:	Cash America International, Inc., its sole shareholder

	By:	/s/ James H. Graves James H. Graves,
Chairman of the Management Development & Compensation Committee of the Board of Directors